Exhibit 99.1

Q32 Bio Announces $10.5 Million Registered Direct Offering

WALTHAM, Mass., Feb. 17, 2026 /PRNewswire/ – Q32 Bio Inc. (NASDAQ: QTTB) (“Q32 Bio”), a clinical stage biotechnology company focused on developing innovative therapies for alopecia areata (AA) and other autoimmune and inflammatory diseases, today announced a $10.5 million registered direct offering. This transaction was led by a new institutional investor with participation by an existing dedicated public institutional investor.

Q32 Bio has entered into a definitive agreement for the issuance and sale of 1,666,679 shares of common stock and pre-funded warrants to purchase up to 1,025,654 shares of common stock at an offering price of $3.90 per share of common stock, which was the closing price per share of Q32 Bio’s common stock on Nasdaq on February 13, 2026, and $3.8999 per pre-funded warrant, which represents the price for the common stock less the $0.0001 per share exercise price for each pre-funded warrant. The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.0001 per share and may be exercised at any time until the pre-funded warrants are exercised in full. The closing of the offering is expected to occur on or about February 18, 2026, subject to the satisfaction of customary closing conditions.

The gross proceeds to Q32 Bio from this offering are expected to be approximately $10.5 million, before deducting certain offering expenses. Q32 Bio intends to use the net proceeds from the offering, together with its existing cash, cash equivalents and marketable securities, for working capital purposes including expenses related to research, clinical development and commercialization efforts including for supporting the advancement of bempikibart into future clinical trials for the treatment of alopecia areata.

The securities above are being offered pursuant to a shelf registration statement on Form S-3 (333-286491) that was filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2025, and was declared effective by the SEC on April 21, 2025. The offering is being made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any of the securities being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Q32 Bio

Q32 Bio is a clinical stage biotechnology company whose science targets potent regulators of the adaptive immune system to re-balance immunity and is focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases. About 700,000 people in the United States live with alopecia areata1, a disease which has a life-altering impact on patients and limited current treatment options. Q32 Bio is advancing bempikibart (ADX-914), a fully human anti-IL-7Ra antibody that re-regulates adaptive immune function, for the treatment of alopecia areata in an ongoing Phase 2 program. The IL-7 and TSLP pathways have been genetically and biologically implicated in driving several T cell-mediated pathological processes in numerous autoimmune diseases.

1National Alopecia Areata Foundation

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements contained herein which do not describe historical facts are forward-looking statements, including, among others, the expected date of closing of the offering, the anticipated gross proceeds of the offering, the intended use of proceeds from the offering and the anticipated filing of the prospectus supplement in relation to the offering; which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Forward-looking statements are based on management’s current beliefs and assumptions, which are subject to risks and uncertainties and are not guarantees of future performance. Such risks and uncertainties include, among others, the risk that additional data, or the results of ongoing data analyses, may not support Q32 Bio’s current beliefs and expectations for bempikibart, including with respect to the durability of clinical responses, safety profile, the risk that ongoing and future clinical studies, including that the SIGNAL-AA Part A OLE and topline results of the SIGNAL-AA Part B trial may not be completed by mid-2026 or at all, might be more costly than expected or might not yield anticipated results, that Q32 Bio may use its capital resources sooner than currently anticipated and such other risks and uncertainties identified in Q32 Bio’s periodic, current and other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and any subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Q32 Bio’s results of operations and its cash flows, which would, in turn, have a significant and adverse impact on Q32 Bio’s stock price. Q32 Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Q32 Bio disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Investors: Brendan Burns

Argot Partners

212.600.1902

Q32Bio@argotpartners.com

Media: David Rosen

Argot Partners

646.461.6387

david.rosen@argotpartners.com